EXHIBIT 5.1

[PILLSBURY WINTHROP SHAW PITTMAN LLP LETTERHEAD]

September 25, 2006

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Re:	Federal Realty Investment Trust
Registration Statement on Form S-3
Underwritten Public Offering of $55,000,000 of its 6.00%
Notes due 2012 and $70,000,000 of its 6.20%Notes due 2017

Ladies and Gentlemen:

We have acted as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement dated September 25, 2006 (the “Prospectus Supplement”) to the prospectus dated June 20, 2006 (the “Base Prospectus”) contained in the registration statement on Form S-3 (File No. 333-135159) (the “Registration Statement”), which is an “automatic shelf registration statement” as defined under Rule 405 of the Act and which was filed on June 20, 2006. The Base Prospectus and the Prospectus Supplement are together referred to herein as the “Prospectus.” The Prospectus relates to the issuance and sale by the Company of $55,000,000 of its 6.00% Notes due 2012 (the “2012 Notes”) and $70,000,000 of its 6.20% Notes due 2017 (the “2017 Notes” and, together with the 2012 Notes, the “Notes”), pursuant to the Underwriting Agreement dated September 25, 2006 between the Company and the Underwriters (as defined below) (the “Underwriting Agreement”) and the related Pricing Agreement dated September 25, 2006 between the Company and the Underwriters (the “Pricing Agreement”), to the firms named in Schedule I to the Pricing Agreement (the “Underwriters”). The 2012 Notes will be fully fungible with, rank equally with and form a single issue and series with the $120 million principal amount of the Company’s 6.00% Notes due 2012, which were initially issued on July 17, 2006 pursuant to a prospectus supplement dated July 12, 2006 to the Base Prospectus. The 2017 Notes will be fully fungible with, rank equally with and form a single issue and series with the $130 million principal amount of the Company’s 6.20% Notes due 2017, which were initially issued on July 17, 2006 pursuant to a prospectus supplement dated July 12, 2006 to the Base Prospectus. The Notes will be offered and sold pursuant to an Indenture (the

Federal Realty Investment Trust

September 25, 2006

“Indenture”) dated as of September 1, 1998 between the Company and U.S. Bank National Association, successor to Wachovia Bank, National Association, successor to First Union National Bank (the “Trustee”).

In rendering our opinion, we have examined the following:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Indenture, as certified by the Secretary of the Company on July 13, 2006;

(iv)	the Declaration of Trust of the Company, as amended and corrected, as certified by the Maryland State Department of Assessments and Taxation on September 5, 2006;

(v)	the Amended and Restated Bylaws, as amended, of the Company, as certified by the Secretary of the Company on September 25, 2006;

(vi)	the forms of Notes;

(vii)	resolutions adopted by the Board of Trustees of the Company on September 2, 1998, February 13, 2004, February 17, 2006, June 30, 2006 and September 5, 2006 (the “Board Resolutions”), as certified by the Secretary of the Company on September 25, 2006;

(viii)	resolutions adopted by the Pricing Committee of the Board of Trustees of the Company on September 25, 2006 (the “Pricing Committee Resolutions” and, together with the Board Resolutions, the “Resolutions”), as certified by the Secretary of the Company on September 25, 2006;

(ix)	a certificate of an officer of the Company dated as of the date hereof; and

(x)	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

Federal Realty Investment Trust

September 25, 2006

In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of any Notes pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Notes or the validity of the Notes.

We have also assumed that the offering, sale and delivery of the Notes, and compliance by the Company with the rights, powers, privileges and preferences and other terms of the Notes will not at the time of such offering, sale and delivery violate or conflict with (i) the Declaration of Trust, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (ii) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (iii) any law or regulation or any decree, judgment or order then applicable to the Company.

Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Notes will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms when duly executed and delivered by the Company against payment therefor and countersigned or authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers of the Notes in the manner contemplated by the Underwriting Agreement.

The opinion above with respect to the enforceability of obligations may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law). Such opinions shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii)

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September 25, 2006

if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in the previous sentence, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

This opinion is limited to the laws of the United States, Maryland law and New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York), in each case excluding choice of law provisions thereof. We render no opinions with respect to the law of any other jurisdiction. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/S/ PILLSBURY WINTHROP SHAW PITTMAN LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP